EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Mobility Electronics, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-131222, 333-112023, 333-108623 and 333-108283 on Form S-3 and Nos. 333-116182, 333-102990, 333-69336, 333-47210 and 333-143651 on Form S-8, of Mobility Electronics, Inc. (the Company) of our reports dated March 12, 2008, with respect to the consolidated balance sheets of Mobility Electronics, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, and references to our firm in Item 6, Selected Consolidated Financial Data, which reports and reference appear in the December 31, 2007 annual report on Form 10-K of Mobility Electronics, Inc.
As discussed in Note 2 to the consolidated financial statements, effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 and as discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.
/s/ KPMG LLP
Phoenix, Arizona
March 12, 2008